Exhibit 10.1 to 2008 10-Q

CHANGE-IN-CONTROL

AGREEMENT

In order to recognize and encourage your continued commitment to Convergys Corporation and any affiliated entity (“Convergys” or “Company”), we are pleased to offer you the following benefit:

1. In the event of a Change-In-Control (as defined in Convergys’ long term incentive plan) that results, within one year after the date of such Change-in-Control, in: A) your involuntary termination; or B) your voluntary termination because of a (i) reduction in your compensation, (ii) material diminution in your responsibilities or position, or (iii) requirement that you relocate outside of a 50-mile radius from your employment location immediately prior to the Change-in-Control (Covered Termination), provided in each case that you have given the Company notice that any of the above events has occurred within 90 days of the initial occurrence of such event, and the Company has not cured the condition within 30 days, you will be provided with severance payments and benefits (less applicable withholdings) as follows:

a)	A lump-sum payment equal to 12 months’ base salary plus target annual incentive (calculated at the greater of levels existing at your Covered Termination or immediately prior to the Change-In-Control);

b)	Pro-rated target annual incentive for the year in which your Covered Termination occurs;

c)	A lump-sum payment equal to the difference between your cost for COBRA coverage and the cost of such coverage for active employees, for 12 months of medical, dental, and vision insurance coverage at the levels in effect at your Covered Termination date, provided that you elect COBRA coverage for such benefits within 60 days of your Covered Termination date;

d)	Ability to retain and exercise stock options that had vested or will vest within 12 months following your Covered Termination date (provided that no exercises will be permitted after the expiration of the original ten-year term of a stock option); and

e)	If the present value of all payments, benefits, and accelerated vesting of benefits or awards that you receive pursuant to this Agreement or otherwise from Convergys constitutes a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code, and such parachute payment exceeds the limitation under Section 280G (i.e., 3 times the base amount, (as defined in Section 280G(b)(3)) by more than 15 percent, you also will receive an amount equal to the excise tax imposed under Section 4999 of the Code, including any interest or penalties with respect to such excise tax, which amount will be grossed-up to cover the taxes applicable to such payments, excluding any income taxes and penalties imposed pursuant to Section 409A of the Code. Such amount will be paid at the same time the severance benefits payable in cash under this Agreement are paid, but in no event later than the year next following the year in which you remit such excise taxes to the taxing authority. Notwithstanding the previous sentence, if the present value of all payments, benefits, and accelerated vesting of benefits or awards that you receive pursuant to this Agreement or otherwise from Convergys constitutes a “parachute payment” as defined in Section 280G(b)(2) and such parachute payment does not exceed the limitation under Section 280G by more than 15%, the amount of the cash payment you are otherwise entitled to receive under the terms of this Agreement will be reduced to an amount that does not exceed the Section 280G limitation (but not below zero).

2. Such payments and benefits will not be offered where termination of employment is for “cause,” is not a Covered Termination, or results from your death or other situation rendering you unable to perform essential duties of your position for 180 consecutive days. The successor will have “cause” to terminate your employment if you have violated Convergys’ Code of Business Conduct as it existed immediately prior to the Change-In-Control, have acted recklessly in the performance of your duties, or been convicted of a felony.

Convergys Corporation

Confidential

UK version

3. Eligibility for such payments and benefits will require your execution within 60 days following your Covered Termination of a comprehensive Separation Agreement and Release of All Claims (Release), prepared by the successor, that contains terms consistent with Section 1, above . The successor will deliver such Release within seven days following your Covered Termination. Lump-sum payments under this Agreement will be made within 74 days following your Covered Termination. Payments and benefits will be subject to applicable tax withholding and reporting.

4. This Agreement provides your exclusive severance/separation benefit in the event of a Covered Termination occurring within one year of a Change-in-Control, and therefore supersedes the terms of all prior employment agreements or offer letters and severance pay plans, policies, and practices of any Convergys entity that otherwise would apply to you in the event of such a termination.

5. This Agreement only may be revised, amended, or terminated by the Chief Executive Officer (CEO) of Convergys, in his discretion, by means of a written document signed by the CEO at any time prior to a Change-In-Control. Unless terminated by the CEO prior to a Change-In-Control, the terms of this Agreement will be binding upon Convergys’ successors.

6. If you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) at the time of your termination and to the extent that any amounts payable or other benefits receivable by you pursuant to this Agreement provide for a “deferral of compensation” within the meaning of Section 409A, then, notwithstanding anything to the contrary in this Agreement, such payment or benefits will be provided, to the extent necessary to comply with Section 409A, no earlier than the first business day following the six-month anniversary of your termination. In determining whether a Covered Termination has occurred under this Agreement, the provisions of Section 409A and its related regulations will apply, and your future services to Convergys or a successor must not exceed 30 percent of the services you rendered prior to your termination. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement will be construed, administered, and governed in a manner that affects such intent to the greatest extent possible, and neither Convergys nor its successor will take any action that would be inconsistent with such intent.

7. You agree to keep confidential all aspects of this Agreement that are not otherwise publicly available, including but not limited to the fact and amount and/or duration of any payments under this Agreement, except that you may make necessary disclosures as required by legal process, on a confidential basis to an immediate family member, and/or to your attorney or tax advisor who you retain to confidentially advise you in connection with amounts paid under the Agreement.

8. This Agreement will be governed by applicable law in the United Kingdom. This Agreement is not a contract of employment and does not provide you with a right to continued employment with Convergys; it is a side letter applicable only to the subject matter addressed herein.

CONVERGYS CORPORATION

By:	/s/ Clark D. Handy
Clark D. Handy
Sr. Vice President Human Resources
Convergys Corporation

I have read, understand, and am voluntarily signing this Agreement, indicating my agreement with its terms.

/s/ Jean-Herve Jenn
Jean-Herve Jenn

Jean-Herve Jenn	August 8, 2008
Sign Name	Date

Convergys Corporation

Confidential

UK version